                                                               EXHIBIT (A)(1)(G)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is being made solely by the Offer to Purchase, dated May 16, 2003 and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to holders of Shares. Purchaser (as defined below) is not aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is prohibited by any administrative or judicial action or by any valid law of such jurisdiction. If Purchaser becomes aware of any valid law of a jurisdiction prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                                 SYNAVANT INC.
                                       AT

                              $2.83 NET PER SHARE

                                       BY

                             AMGIS ACQUISITION CO.,

                          A WHOLLY-OWNED SUBSIDIARY OF

                          DENDRITE INTERNATIONAL, INC.

     Amgis Acquisition Co., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Dendrite International, Inc., a corporation organized under the laws of State of New Jersey ("Dendrite"), is offering to purchase any and all of the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of SYNAVANT Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), at a purchase price of $2.83 per Share, net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions described in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). Following the Offer, Purchaser intends to effect the Merger described below.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME,
            ON FRIDAY, JUNE 13, 2003, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer, the number of Shares which constitutes at least a majority of the Shares outstanding on a diluted basis on the date of acceptance for payment ("on a diluted basis" means the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to warrants, options, restricted stock units or obligations outstanding at that date to the extent that the exercise prices or strike prices in respect of such warrants, options, restricted stock units or obligations are less than the Offer Price). The Offer is also subject to certain other conditions contained in the Offer to Purchase. See "Section 1. Terms of the Offer" and "Section 14. Certain Conditions of the Offer" of the Offer to Purchase, which describes in full the conditions to the Offer. The Offer is not contingent on any financing condition.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 9, 2003 (the "Merger Agreement"), among Dendrite, Purchaser and the Company. The Merger Agreement provides, among other things, that, after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions described in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of

Delaware, Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company, which will continue as the surviving corporation (the "Surviving Corporation"), will become a wholly-owned subsidiary of Dendrite. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company, Dendrite or Purchaser, and any Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, in cash, without interest.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS TENDER THEIR SHARES IN THE OFFER.

     For purposes of the Offer (including during any Subsequent Offering Period (as defined below)), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to American Stock American Stock Transfer & Trust Co. (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders whose Shares have been accepted for payment for the purpose of receiving payments from Purchaser and transmitting such payments to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE OFFER PRICE, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares and, if applicable, certificates evidencing Rights (together, the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures described in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required under the Letter of Transmittal.

     The term "Expiration Date" means 11:59 P.M., New York City time, on Friday, June 13, 2003, unless the Purchaser shall have extended the expiration of the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire. The Merger Agreement provides that, without the prior written consent of the Company, Purchaser shall not extend the Expiration Date beyond the initial Expiration Date, except (i) as required by applicable law, (ii) that if, immediately prior to the Expiration Date (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, Purchaser may, in its sole discretion, on one occasion, extend the Offer for a period not to exceed ten business days, or (iii) that if any condition to the Offer has not been satisfied or waived, Purchaser may in its sole discretion, extend the Expiration Date for one or more periods but no later than August 1, 2003, without the Company's prior written consent. Any extension of the period during which the Offer is open will be followed promptly by public announcement thereof, not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

     The Purchaser may provide for a subsequent offering period in connection with the Offer if, at the expiration of the Offer, all of the conditions of the Offer have been satisfied or waived but the number of Shares validly tendered and not withdrawn in the Offer constitutes less than 90% of outstanding Shares. Subject to the applicable rules and regulations of the SEC, the Purchaser will extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period not to exceed 20 business days (the "Subsequent Offering Period"), if, among other things, at the Expiration Date, (i) all of the conditions to the Offer have been satisfied or waived but the number of Shares validly tendered and not withdrawn in the Offer constitutes less than 90% of the outstanding Shares and (ii) the Purchaser accepts for payment, and promptly pays for, all Shares validly tendered and not withdrawn prior to the Expiration Date of the Offer. SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD MAY NOT BE WITHDRAWN. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. If the Purchaser provides for a Subsequent Offering Period, it will be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary and making a public announcement to that effect on the next business day after the previously scheduled Expiration Date.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 15, 2003. For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as described in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to the holders of Shares. Purchaser will mail the Offer to Purchase and the related Letter of Transmittal to record holders of Shares whose names appear on the Company's stockholder list and will furnish the Offer to Purchase and the related Letter of Transmittal, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other Offer materials may be directed to the Information Agent at its address and telephone number listed below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager or the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

     The Information Agent for the Offer is:
     Strategic Stock Surveillance, LLC
     331 Madison Avenue, 12th Floor
     New York, NY 10017
     Telephone: (866) 657-8728 (toll free) or (212) 850-8151
     E-Mail: info@dendriteoffer.com

     The Dealer Manager for the Offer is:
     Advest, Inc.
     100 Federal Street, 29th Floor
     Boston, MA 02110

May 16, 2003

                                        3